Exhibit 1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 5, 2022 is by and among the entities listed on the Schedule of Sellers attached hereto (each a “Seller” and together, the “Sellers”), and Investcorp BDC Holdings Limited, a company organized under the laws of the Cayman Islands (“Purchaser”). The parties agree as follows:

1.           Sale and Purchase of Shares. Sellers own an aggregate of 3,418,976 shares of common stock, par value $0.001 per share (“Common Stock”), of Investcorp Credit Management BDC, Inc., a Maryland corporation (the “Company”). Subject to the terms and conditions hereof, each Seller agrees to sell to Purchaser the amount of shares of Common Stock as set forth opposite such Seller’s name (the “Shares”) on the Schedule of Sellers attached hereto and Purchaser agrees to purchase the Shares from Sellers.

2.           Closing. The closing (the “Closing”) of the sale and purchase of the Shares hereunder shall take place at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, within two business days following the execution hereof or at such other time or place as Sellers and Purchaser may agree (the “Closing Date”); provided, however, in no event will the Closing Date be after May 9, 2022. At the Closing, (a) Purchaser shall deliver to Sellers cash in an amount equal to $6.93 per Share, for an aggregate purchase price of $15,003,450.00 (the “Purchase Price”) via wire transfer to an account specified by Sellers, which amount shall represent payment in full for the Shares, and (b) Sellers shall deliver to Purchaser the Shares, together with duly executed stock transfer powers transferring such Shares to Purchaser.

3.           Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company as follows:

(a)         Purchaser is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. Purchaser has all power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered on behalf of Purchaser and, assuming that this Agreement has been duly authorized, executed and delivered by Sellers, constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(b)         All material consents, approvals, authorizations and orders required on the part of Purchaser for the execution and delivery of this Agreement, the consummation of this Agreement by Purchaser and the transactions contemplated herein have been obtained and are in full force and effect.

(c)          The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of Purchaser or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Purchaser is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations hereunder.

(d)         Purchaser is an “accredited investor” (as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”)). Purchaser is acquiring the Shares for its own account and for investment purposes and not with a view to distribution thereof or with any present intention of offering or selling the Shares in violation of the Securities Act. Purchaser further represents that Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares. Purchaser has not been formed for the specific purpose of acquiring the Shares. Purchaser acknowledges that the Shares have not been registered under the Securities Act or under the securities laws of various states, and, therefore, cannot be sold unless it is subsequently registered under the Securities Act and any applicable state securities laws or an exemption from registration is available. Purchaser acknowledges that the Company has no obligation to register or qualify the Shares. Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company that are outside of Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

(e)       Purchaser has had the opportunity to meet with representatives of the Company and to have them answer any questions regarding the terms and conditions of this particular investment, and all such questions have been answered to Purchaser’s full satisfaction. Purchaser has received all information regarding the financial condition and the proposed business and operations of the Company that Purchaser has requested in order to evaluate its investment in the Company, including the information contained in an email sent on May 4, 2022 by the representatives of the Company to the representatives of Purchaser and each Seller (such email is referred to herein as the “Company Email”).

(f)          Purchaser is entering into this Agreement freely and understands and expressly accepts and assumes the economic and market risk associated with purchasing the Shares for the Purchase Price.

(g)         If Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986), Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to purchase the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. Purchaser’s purchase and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of Purchaser’s jurisdiction.

4.           Representations and Warranties of Sellers. Each Seller hereby represents and warrants to Purchaser that:

(a)         Such Seller is duly formed, validly existing and in good standing under the laws of its state of formation. Such Seller has all corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered on behalf of such Seller and, assuming that this Agreement has been duly authorized, executed and delivered by Purchaser, constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(b)          All material consents, approvals, authorizations and orders required on the part of such Seller for the execution and delivery of this Agreement, the consummation of this Agreement by such Seller and the transactions contemplated herein have been obtained and are in full force and effect.

(c)          The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of such Seller or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Seller is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Seller, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Seller to perform its obligations hereunder.

(d)        Such Seller has had the opportunity to meet with representatives of the Company and to have them answer any questions regarding the Company and the Shares and all such questions have been answered to such Seller’s full satisfaction. Such Seller has received all information regarding the financial condition and the proposed business and operations of the Company that such Seller has requested in order to evaluate its investment in the Company, including the information contained in the Company Email.

(e)          The Shares are duly authorized, validly issued, fully paid and nonassessable. Such Seller owns all of the Shares set forth next to such Seller's name on the Schedule of Sellers attached hereto, free and clear of any lien, security interest, mortgage, pledge, conditional sale or other title retention agreement, adverse claim, or other encumbrance (other than pledges or security interests that the Sellers may have created in favor of a prime broker under and in accordance with their prime brokerage agreement with such broker and such encumbrances arising by operation of applicable securities laws).

5.           Sophisticated Parties. Each party hereto is experienced, sophisticated and knowledgeable in trading in securities of private and public companies. Each Seller believes, by reason of its business or financial experience or its own independent investigation that it is capable of evaluating the merits and risks of sale of the Shares and of protecting its own interest in connection with the sale of the Shares. Each Seller hereby further represents and warrants to the Purchaser that the sale of the Shares is from its own account, has been duly authorized and that each Seller has independently and without reliance upon the Purchaser, and based on such information as it deems appropriate, made its own analysis and decision to sell the Shares. Each party has consulted with its legal counsel and other advisors to the extent it deems necessary.

6.           Termination. This Agreement may be terminated (i) by mutual consent of the parties hereto, or (ii) by the Sellers to the extent the Sellers have performed or are willing and able to perform their obligations hereunder, to the extent that Purchaser has failed to perform its obligations hereunder and therefore caused the Closing to not have occurred on or before May 9, 2022, or (iii) by Purchaser to the extent Purchaser has performed or is willing and able to perform its obligations hereunder, to the extent that any of the Sellers have failed to perform its respective obligations hereunder and therefore caused the Closing to not have occurred on or before May 9, 2022. If this Agreement is validly terminated pursuant to this Section 6, this Agreement shall become void and of no effect without liability of any party (or any direct or indirect stockholder, equityholder, director, officer, employee, manager, agent, consultant or representative of such party) to any other party hereto.

7.          Amendments and Waivers. This Agreement may be amended and the observance of any provision hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of Purchaser and Sellers.

8.         Successors and Assigns. This Agreement may not be assigned without the consent of the non-assigning parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

9.           Notices. Any notice under this Agreement shall be in writing to the other parties at such address as the other parties may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

10.        Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE INTERPRETED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WHOLLY WITHIN THAT JURISDICTION WITHOUT REFERENCE TO CONFLICTS OF LAW PRINCIPLES THEREOF, TO THE EXTENT SUCH PRINCIPLES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

11.        Severability. If it shall be determined by a court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable under applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement, in which case this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of applicable law, and, in the event that such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

12.        Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

13.        Entire Agreement. This Agreement and the confidentiality and no trade agreements contained in the Company Email contain the entire agreement of the parties with respect to the subject matter of this Agreement, and there are no representations, covenants or other agreements except as stated or referred to herein and in the Company Email.

14.       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(Signature pages follow)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and in the year first above written.

SELLERS:

CYRUS OPPORTUNITIES MASTER FUND II, LTD.

By:	Cyrus Capital Partners LP, its investment manager

By:	/s/ Jennifer M. Pulick
Name:	Jennifer M. Pulick
Title:	Authorized Signatory

Contact information:
David Collins
212-380-5885
ops@cyruscapital.com

CRESCENT 1, LP

By:	Cyrus Capital Partners LP, its investment manager

By:	/s/ Jennifer M. Pulick
Name:	Jennifer M. Pulick
Title:	Authorized Signatory

Contact information:
David Collins
212-380-5885
ops@cyruscapital.com

CRS MASTER FUND, LP

By:	Cyrus Capital Partners LP, its investment manager

By:	/s/ Jennifer M. Pulick
Name:	Jennifer M. Pulick
Title:	Authorized Signatory

Contact information:
David Collins
212-380-5885
ops@cyruscapital.com

CYRUS SELECT OPPORTUNITIES MASTER FUND, LTD.

By:	Cyrus Capital Partners LP, its investment manager

By:	/s/ Jennifer M. Pulick
Name:	Jennifer M. Pulick
Title:	Authorized Signatory

Contact information:
David Collins
212-380-5885
ops@cyruscapital.com

PURCHASER:

INVESTCORP BDC HOLDINGS LIMITED

By:	/s/ Bonnie Willkom
Name:	Bonnie Willkom
Title:	Authorised Representative, The Director Ltd., director

Contact information